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                                                                   EXHIBIT 10.37

                                 FIRST AMENDMENT
                                       TO
                         TACONITE PELLET SALES AGREEMENT


        THIS FIRST AMENDMENT TO TACONITE PELLET SALES AGREEMENT (the "Amendment") is made and entered into this 25 day of July, 1997 by and between GENEVA STEEL COMPANY, a Utah corporation (hereinafter referred to as "Buyer"), and USX CORPORATION, a Delaware corporation (hereinafter referred to as "Seller").

                                   WITNESSETH:

        WHEREAS, Buyer and Seller heretofore entered into a certain TACONITE PELLET SALES AGREEMENT, effective (by its terms) as of September 1, 1994 (hereinafter referred to as the "Agreement") covering Buyer's purchase and Seller's sale of taconite pellets in accordance with the terms and conditions as provided under the Agreement; and

        WHEREAS, Buyer and Seller, for various business-related reasons, mutually desire to amend the quantity and payment terms of the Agreement as hereinafter provided.

        NOW, THEREFORE, in consideration of the foregoing premises and the covenants herein contained, Buyer and Seller, intending to be legally bound, hereby agree as follows:

        1. Article II. QUANTITY of the said Agreement is hereby amended by substituting the following table of Minimum Tons and Maximum Tons for each Contract Year of the Agreement at the end of Article II.A, in replacement in its entirety of the table originally set forth therein:

        "II    QUANTITY
               A.  * * *

                                                             Minimum Tons    Maximum Tons
               September 1, 1994 through August 31, 1995:      2,700,000      3,000,000
               September 1, 1995 through August 31, 1996:      2,700,000      3,000,000
               September 1, 1996 through August 31, 1997:      2,700,000      3,000,000
               September 1, 1997 through August 31, 1998:      2,700,000      3,000,000
               September 1, 1998 through August 31, 1999:      2,700,000      3,000,000"

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2. Article VI. PAYMENT of the Agreement is hereby amended by revising Article
VI.A thereof to read in its entirety as follows:

        "VI.   PAYMENT

           A. Seller shall invoice Buyer weekly for each shipment of Product hereunder. Invoices shall be faxed to Buyer. Each invoice shall be for all unbilled Product that has been delivered to Buyer prior to such invoice date. Buyer shall pay Seller by wire transfer of funds due hereunder to Seller within eleven (11) days following receipt of such invoice. If Buyer pays such invoice within ten (10) days, Buyer shall be entitled to a one-half-of-one-percent (1/2%) discount on the total amount due on such invoice. However, if Buyer does not remit full payment by the close of business on the eleventh (11th) day, Buyer shall be considered to be in default of the Agreement in accordance with
        Article X.B hereof. Such wire transfers shall be made to an account to be designated by Seller from time to time by written notice to Buyer. Invoices sent during any Contract Year before the Product Prices are available shall reflect the Product Prices in effect immediately preceding the date which a new Product Price would become effective. When the Product Prices for such Contract Year become available, Seller shall issue an invoice for any balance due as a result of a price increase or issue a credit for any over payment due to a price decrease. Interest shall accrue on all past due payments daily at the rate of twelve percent (12%) per annum. Seller's invoice(s) covering shipment(s) hereunder will be issued on Friday of each week unless such day falls on a holiday; in which latter event, Seller's invoice(s) shall be issued on the next succeeding business day. In the event payment for Seller's invoice falls due on a holiday or weekend, Buyer shall make payment on the next succeeding business day and Buyer's account shall be credited as though payment had occurred on the exact due date. Buyer agrees that certified weights for all Product received by Buyer shall be provided to Seller promptly following Buyer's receipt of each shipment at the Geneva Works."

        3. All other terms and conditions of the Agreement between Buyer and Seller shall remain in full force and effect.

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        IN WITNESS WHEREOF, Buyer and Seller have caused this Amendment to be executed by their respectively authorized representatives, effective on the day and year first above written.

                                   GENEVA STEEL COMPANY
                                   a Utah corporation




                                   By: /s/ Ken C. Johnsen
                                       ------------------------------------
                                           Ken C. Johnsen
                                           Vice President & General Counsel


                                   USX CORPORATION
                                   a Delaware corporation




                                   By: /s/ Peter Moller
                                       ------------------------------------
                                           Peter Moller
                                           Director Planning, Procurement,
                                           Distribution & Sales




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